Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-audit.com Website: www.onestop-audit.com

February 28, 2026

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re:	Tancheng Group Co., Ltd.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated February 28, 2026, of Tancheng Group Co., Ltd. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in Form 8-K.

Sincerely Yours,

/s/ OneStop Assurance PAC

Singapore